Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXX) pertaining to the 2001 Equity Participation Plan, as Amended and Restated on May 16, 2002, of SBA Communications Corporation of our report dated March 3, 2006, except for Note 19, as to which the date is April 12, 2006, with respect to the consolidated financial statements of AAT Communications Corp., included in SBA Communications Corporation’s Current Report on Form 8-K dated April 13, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

November 22, 2006